SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2010

DENDREON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30681 (Commission File Number)	22-3203193 (I.R.S. Employer Identification Number)
3005 First Avenue
Seattle, Washington
98121
(Address of principal executive offices) (zip code)
(206) 256-4545
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On September 15, 2010, Dendreon Corporation (the “Company”) entered into a Development and Supply Agreement (the “Agreement”) with GlaxoSmithKline LLC. The Agreement covers the commercial production and supply of the antigen used in the manufacture of the Company’s FDA-approved product Provenge® (sipuleucel-T). The term of the Agreement is through December 31, 2015, unless earlier terminated pursuant to the terms of the Agreement, and provides for the Company an option to request one or more two-year extensions to the then expiring term. Upon execution of the Agreement, the Company placed an initial order for approximately $8.3 million of antigen, with delivery to commence in August of 2011.
     The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.1 with portions of the Agreement omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. A redacted copy of the Agreement is attached as Exhibit 10.1 hereto and is incorporated into this current report by reference.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits
10.1	Development and Supply Agreement, dated as of September 15, 2010, by and between Dendreon Corporation and GlaxoSmithKline LLC. (Confidential treatment has been requested for the redacted portions of this exhibit. Such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

	By:	/s/ Richard F. Hamm, Jr. Richard F. Hamm, Jr.
Senior Vice President, Corporate Development,
General Counsel and Secretary

Date: September 20, 2010

EXHIBIT INDEX

Exhibit No.	Description
10.1	Development and Supply Agreement, dated as of September 15, 2010, by and between Dendreon Corporation and GlaxoSmithKline LLC. (Confidential treatment has been requested for the redacted portions of this exhibit. Such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.)

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